As Filed with the Securities and Exchange Commission on July 3, 1996
                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             BRAZIL FAST FOOD CORP.
             (Exact name of registrant as specified in its charter)

          Delaware                                               13-3688737
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                                Praia do Flamengo
                                 200-22o. Andar
                                  CEP 22210-030
                             Rio de Janeiro, Brazil
                                 55-21-285-2424
                        (Address, including zip code, and
                    telephone number, including area code, of
                    Registrant's principal executive offices)

                             PETER van VOORST VADER
                             Chief Executive Officer
                             Brazil Fast Food Corp.
                                Praia do Flamengo
                                 200-22o. Andar
                                  CEP 22210-030
                             Rio de Janeiro, Brazil
                                 55-21-285-2424
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                  Copies of all communications and notices to:

                              IRA I. ROXLAND, Esq.
                           Parker Duryee Rosoff & Haft
                                529 Fifth Avenue
                            New York, New York 10017
                               Tel: (212) 599-0500
                               Fax: (212) 972-9487

     Approximate date of commencement of proposed sale to the public: At such time after the effective date of this Registration Statement as the Selling Stockholders shall determine.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.|_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.|X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


======================================================================================================
                                    CALCULATION OF REGISTRATION FEE
- ------------------------------------------------------------------------------------------------------
  Title of Each Class                     Proposed Maximum     Proposed Maximum
  of Securities to be     Amount to be     Offering Price     Aggregate Offering       Amount of
      Registered           Registered        Per Share*             Price*         Registration Fee
- ------------------------------------------------------------------------------------------------------
Common Stock, $.0001
par value...........       520,000 shs.        $5.25             $2,730,000.00          $941.38
======================================================================================================

* Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                             BRAZIL FAST FOOD CORP.

         (Cross Reference Sheet Pursuant to Item 501 of Regulation S-K)

Items in Form S-3                          Location in Registration Statement
                                           or Heading in Prospectus

1.  Forepart of the Registration           Facing Page of the Registration
    Statement and Outside Front            Statement; Cross-Reference Sheet;
    Cover Page of Prospectus               Outside Front Cover Page

2.  Inside Front and Outside Back          Table of Contents; Available
    Cover Pages of Prospectus              Information; Incorporation of
                                           Certain Documents by Reference

3.  Summary Information, Risk              The Company
    Factors and Ratio of Earnings
    to Fixed Charges

4.  Use of Proceeds                        Cover Page; Selling Stockholders

5.  Determination of Offering Price        Cover Page; Selling Stockholders

6.  Dilution                               *

7.  Selling Security Holders               Selling Stockholders

8.  Plan of Distribution                   Cover Page; Selling Stockholders

9.  Description of Securities to be        Incorporation of Certain Documents
    Registered                             by Reference

10. Interests of Named Experts             Legal Opinion; Experts

11. Material Changes                       *

12. Incorporation of Certain               Incorporation of Certain Information
    Information by Reference               by Reference

13. Disclosure of Commission               *
    Position on Indemnification for
    Securities Act Liabilities


- ----------------------

* Not Applicable

Prospectus

                                 520,000 Shares

                             BRAZIL FAST FOOD CORP.

                                  Common Stock

                            ------------------------

     This Prospectus relates to 520,000 shares of common stock, par value $0.0001 per share (the "Common Stock"), of Brazil Fast Food Corp. (the "Company"), which shares are being offered for sale by the persons named herein under the caption "Selling Stockholders" (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Selling Stockholders."

     The Common Stock is quoted on The Nasdaq SmallCap Market (the "NASDAQ-SCM") under the symbol "BOBS." On July , 1996, the closing last sale price of the Common Stock as reported by the NASDAQ-SCM was $ . per share.

                            ------------------------

     The Common Stock offered hereby involves a high degree of risk. See "Risk Factors" commencing on p. 4 of this Prospectus.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


     The Selling Stockholders, or their pledgees, donees, transferees or other successors, may sell the Common Stock in any of three ways: (i) through broker-dealers; (ii) through agents or (iii) directly to one or more purchasers. The distribution of the Common Stock may be effected from time to time in one or more transactions (which may involve crosses or block transactions) (A) in the over-the-counter market, or (B) in transactions otherwise than in the over-the-counter market. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholders may effect such transactions by selling the Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or commissions from purchasers of the Common Stock for whom they may act as agent (which discounts, concessions or commissions will not exceed those customary in the types of transactions involved). The Selling Stockholders and any broker-dealers or agents that participate in the distribution of the Common Stock might be deemed to be underwriters, and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act").

     The Company has agreed to bear all expenses (other than selling discounts, concessions and commissions) in connection with the registration and sale of the Common Stock being offered by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

     The Common Stock being offered hereby by the Selling Stockholders has not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Common Stock should confirm the registration thereof under the securities law of the state in which such transactions occur, or the existence of any exemption from registration.


                            ------------------------


                  The date of this Prospectus is July ___, 1996

                                TABLE OF CONTENTS


The Company .....................................................     1

Risk Factors.....................................................     4

Available Information...........................................     11

Incorporation of Certain Documents by Reference ................     12

Selling Stockholders ...........................................     13

Legal Opinion...................................................     14

Experts.........................................................     14


     No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this Prospectus or incorporated by reference to this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus at any time does not imply that the information contained herein is correct as of any time subsequent to its date.

                                   THE COMPANY

     Unless otherwise specified, all references in this Prospectus to (i) "reais," the "real" or "R$" are to the Brazilian real (singular), or to the Brazilian reais (plural), the legal currency of Brazil, and (ii) "U.S. dollars" or "$" are to United States dollars. All amounts in Brazilian currencies which existed prior to the adoption of the real as the Brazilian national currency on July 1, 1994 have been restated in reais in this Prospectus. Unless otherwise specified, all financial statements and other financial information either presented herein or incorporated herein by reference are in accordance with generally accepted accounting principles in the United States ("U.S. GAAP").

General

     Brazil Fast Food Corp. (the "Company"), through its wholly-owned subsidiary, Venbo Comercio de Alimentos Ltda. ("Venbo"), a Brazilian limited liability company which conducts business under the tradename "Bob's", owns and, directly and through franchisees, operates the second largest chain of hamburger fast food restaurants in Brazil, including 47 units in the State of Rio de Janeiro, 29 units in the State of Sao Paulo and 13 units in the capital cities of other Brazilian States.

     The Company, formerly Trinity Americas Inc. ("Trinity"), was incorporated in the State of Delaware in April 1991. The executive offices of the Company are located at Praia do Flamengo, 200-22o. Andar, CEP 22210-030, Rio de Janeiro, Brazil; its telephone number is 55 21 285-2424.

The Acquisition

     Trinity was formed in September 1992 to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other similar business combination (a "Business Combination") with an operating business (an "Acquired Business") located in Latin America, primarily in Argentina, Brazil, Chile or Mexico (the "Target Countries").

     In February 1994, Trinity successfully consummated an initial public offering of its equity securities (the "IPO") from which it derived net proceeds of approximately $9,600,000. Of such proceeds, approximately $8,800,000, was deposited in a trust account (the "Trust Account") pending the consummation of a Business Combination, which occurred on March 19, 1996 as described below, at which time such proceeds, including interest earned thereon (approximately $9,900,000), were released to Trinity. The balance of such net proceeds, which were not required to be deposited in the Trust Account, were used to pay Trinity's IPO offering expenses, to pay Trinity's operating expenses subsequent to the IPO, including expenses attendant to the evaluation of prospective Acquired Businesses, and to partially defray professional fees and other expenses incurred by Trinity in connection with the Acquisition described below.

     On March 19, 1996 (the "Closing"), Trinity acquired all the outstanding quotas (shares of capital stock) of Venbo from Bob's Industria e Comercio Ltda. ("BIEC") and Arnaldo Bisoni ("Bisoni") for $19,200,000 (the "Purchase Price"), of which $16,700,000 was paid in cash at the Closing (inclusive of a $100,000 prepayment in October 1995), with the balance of $2,500,000 payable with interest at the rate of 1-1/8% per annum over LIBOR due 720 days from the Closing, with payment to be assured by a guarantee of Banco Bradesco S.A. In addition, Trinity acquired all of the trademarks relating to Venbo's business from Vendex International N.V., an affiliate of both BIEC and Bisoni, for $1,800,000 (the "Trademarks Purchase Price"), payable to BIEC with interest at the rate of 6- 7/8% per annum in monthly installments equal to 4% of Venbo's net sales for each immediately preceding month. Trinity's acquisition of the quotas and trademarks is hereinafter referred to as the "Acquisition."

     At the Closing, Trinity issued 1,046,422 shares of its Common Stock to Shampi Investments A.E.C. ("Shampi) in exchange for the assignment by Shampi to Trinity of Shampi's right to acquire the outstanding quotas of Venbo. These shares have been pledged as collateral security for Trinity's payment of the Trademarks Purchase Price.

     In order to raise sufficient cash to complete the Acquisition and to fund Trinity's subsequent expansion strategy, Trinity sold 3,115,701 shares of its Common Stock to new investors in a private transaction (the "Private Placement") at $3.20 per share, resulting in net proceeds to Trinity of approximately $10,000,000. The participants in the Private Placement were domestic, European and Latin American financial institutions and private investors, all of whom were "accredited" (as such term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and in the rules promulgated thereunder).

     Funding of the cash portion of the Purchase Price was derived from the following sources: (i) approximately $9,900,000 from the funds held in the Trust Account; (ii) $4,000,000 from a Brazilian subsidiary of Coca-Cola, which was paid to the Company concurrently with the consummation of the Acquisition, in consideration for Coca-Cola products being designated the exclusive soft drink products for all of the Company's restaurants for a ten-year term and for the Company's agreement to participate at its own expense in joint promotions and marketing programs with Coca-Cola during such term; and (iii) the balance of $2,800,000 from the proceeds of the Private Placement.

     As a result of the Acquisition and the Private Placement: (i) Venbo became a wholly-owned subsidiary of the Company, (ii) Shampi and the investors in the Private Placement, collectively, acquired an approximately 58.4% equity interest in the Company, (iii) designees of Shampi, being, respectively, Peter van Voorst Vader, Omar Carneiro de Cunha and Arnaldo Bisoni, became three of the five members of the Company's Board of Directors, and (iv) the Company's name was changed to "Brazil Fast Food Corp."

Recent Developments

     On June 10, 1996, the Company acquired all of the outstanding capital shares (quotas) of, respectively, Bigburger Sao Paulo Lanchonetes Ltda. and Bigburger Goiania Lanchonetes Ltda., each a Brazilian corporation (collectively, the "Acquired Companies"), from Rucker Holdings Corporation, a non-affiliated British Virgin Islands corporation ("Rucker"), for (i) $250,000 (paid in Brazilian reais) and (ii) 510,000 shares of the Company's Common Stock.

     The Acquired Companies owned and operated 7 "Mr. Theo" hamburger fast food restaurants in Sao Paulo and Goiania, Brazil. All of these have been rebranded and are now operating under the Company's "Bob's" tradename.

     On May 14, 1996, the Company entered into a letter of intent with a non-affiliated person to acquire the "Big Burger" hamburger fast food restaurant chain, consisting of 27 retail outlets (inclusive of outlets operated by franchisees) in nine Brazilian States for 1,520,000 shares of the Company's Common Stock. There can be no assurances given that this acquisition, which is subject to the preparation and execution of a definitive purchase agreement and the completion of customary "due diligence" investigations, will be consummated.

                                  RISK FACTORS

     An investment in the securities offered hereby involves certain risks. Prospective investors should carefully consider the following factors, in addition to the other information contained in this Prospectus, before making an investment decision.

     Risks Relating to Operations

Operating Losses

     Venbo incurred losses from operations of R$162,000, R$6,626,000, R$9,959,000 and R$8,179,000 for the three month period ended March 31, 1996 and the years ended December 31, 1995, 1994 and 1993, respectively. Venbo's losses for the year ended December 31, 1993 were primarily attributable to low sales volume, as well as higher than average costs resulting in substantial part from purchases of goods from affiliated companies. Although sales volume increased in 1994, Venbo incurred significant non-recurring expenses in connection with the reorganization of the corporate structure of Venbo and its affiliates. In 1995, Venbo eliminated inter-company purchasing, but its increased sales volume was offset by a royalty fee paid to BIEC, its parent, for the use of certain trademarks and servicemarks and certain product formulas and manufacturing processes and the write-down of an investment in an affiliated company. There can be no assurance that the Company's future operations will be profitable.

Competition

     The restaurant industry, and particularly the fast food segment, is highly competitive with respect to price, service, food quality (including taste, freshness, healthfulness and nutritional value) and location. The Company and its franchisees face competition from a broad range of other restaurants and food service establishments. These competitors include international, national and local fast food chains. The Company's most significant competitor is McDonald's, whose restaurants offer food products similar to those offered by Bob's restaurants, at comparable prices. Several international and local competitors have also recently entered the Brazilian fast food market, including Arby's and Subway, as well as Pepsico Food Service International ("Pepsico") which is rapidly expanding the number of its Pizza Hut stores. In addition, Pepsico has announced expansion plans for its Kentucky Fried Chicken chain. A significant Brazilian fast food competitor is Habbib's, which offers Middle Eastern food at its 60 stores, all in Sao Paulo. McDonald's and Pepsico have vastly greater over-all financial and other resources than the Company.

     The fast food industry is characterized by the frequent introduction of new products, accompanied by substantial promotional campaigns. In recent years, numerous companies in the fast food industry have introduced products positioned to capitalize on growing consumer preference for food products that are, or are perceived to be, healthful, nutritious, low in calories and low in fat content. It can be expected that the Company will be subject to increasing competition from companies whose products or marketing strategies address these consumer preferences. There can be no assurance that consumers will continue to regard Bob's products as sufficiently distinguishable from competitive products, that substantially equivalent products will not be introduced by the Company's other competitors or that the Company will be able to compete successfully.

Certain Factors Affecting the
Fast Food Restaurant Industry

     In order to remain competitive, the Company is required to respond to various consumer preferences, tastes and eating habits; demographic trends and traffic patterns; increases in food and labor costs; and national, regional and local economic conditions. Many companies internationally have adopted "value pricing" strategies. Such strategies could have the effect of drawing customers away from companies that do not engage in discount pricing and could also negatively impact the operating margins of competitors that do attempt to match competitors' price reductions. Continuing or sustained price discounting in the fast food industry could have an adverse effect on the Company. In addition, after investing resources in the training of its employees, the Company faces pressure from competitors who may try to hire such employees after they have been trained by the Company.

Franchise Expansion

     In the opinion of management, the Company's growth strategy is substantially dependent upon its ability to attract, retain and contract with qualified franchisees and the ability of these franchisees to open and operate their restaurants successfully. In addition, the Company's continued growth will depend in part on the ability of existing and future franchisees to obtain sufficient financing or investment capital to meet their market development obligations. If the Company experiences difficulty in contracting with qualified franchisees, if franchisees are unable to meet their development obligations or if franchisees are unable to operate their restaurants profitably, then the Company's future operating results could be adversely affected.

Government Regulation

     The Company and its franchisees are subject to regulatory provisions relating to the wholesomeness of food, sanitation, health, safety, fire, land use and environmental standards. Suspension of certain licenses or approvals due to failure to comply with applicable regulations or otherwise, could interrupt the operations of the affected restaurant. The Company and its franchisees are also subject to Brazilian federal labor codes establishing minimum wages and regulating overtime and working conditions. Changes in such codes could result in increased labor costs that could adversely impact future operating results. A Brazilian federal franchising law, enacted in December 1994, requires a franchisor to furnish a written offering statement to each perspective franchisee prior to consummation of the sale of a franchise, containing (i) the franchisor's background; (ii) the duties and responsibilities of each of the franchisor and franchisee; (iii) all fees payable by the franchisee to the franchisor; and (iv) information with respect to the operations and profitability of prior franchisees of the franchisor. Such offering statement is not required to be reviewed by, or filed with any governmental agency. The franchise law also delineates the respective legal rights, primarily rights of action, of the franchisor and franchisee. Should any further laws applicable to franchise relationships and operations be enacted, the Company is unable to predict their effect on its operations.

Dependence on Key Personnel

     Management believes that the Company's future success will depend in significant part upon the continued service of certain key personnel (principally Peter van Voorst Vader and Rogerio Carlos Lamin Braz, the Chief Executive Officer and the President, respectively, of both the Company and Venbo), and upon the Company's ability to attract and retain highly qualified managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company can retain its existing key managerial personnel or that it can attract and retain such employees in the future. The loss of key personnel or the inability to hire or retain qualified personnel in the future could have a material adverse effect upon the Company's results of operations. The Company has entered into three year employment agreements with each of Messrs. van Voorst Vader and Braz.

Seasonality

     The Company's revenues are subject to seasonality as approximately 30% of its sales are generated during the Brazilian summer months of December and January as well as July due to higher than normal tourist traffic.

     Risks Relating to Brazil

Change of Economic Environment

     In March 1994 the Brazilian government commenced a new economic stabilization plan, known as the "Real Plan". Pursuant to the Real Plan, the government (a) implemented a tax and public spending reform program designed to reduce public expenditures and to improve the collection of tax revenues, (b) announced the continuation of a privatization program and (c) on July 1, 1994, introduced a new currency, known as the real, to replace the cruzeiro real.

     The Real Plan has resulted in substantial reduction in Brazil's rate of inflation, which has declined from 2,489.11% per annum in 1993 to 929.32% per annum in 1994 to 22.5% per annum in 1995, respectively.

     Despite the success to date of the Real Plan in reducing substantially prevailing inflation levels in Brazil, there can be no assurance that this economic program will be any more successful than previous programs in reducing inflation over the long term. Accordingly, periods of substantial inflation may in the future once again have significant adverse effects on the Brazilian economy, on the value of the real and on the Company's financial condition, results of operations and business prospects.

Currency Fluctuations

     Fluctuations in the exchange rates between the Brazilian currency and the U.S. Dollar will affect the Company's operations. Brazil has historically experienced generally unpredictable currency devaluations for many years. Although the exchange rate between the real and the U.S. Dollar has been relatively stable since July 1994, compared to prior periods, the potential for future devaluation or volatility continues to persist.

Political and Constitutional Uncertainty

     The Brazilian political scene has been marked by high levels of uncertainty since the country returned to civilian rule in 1985 after 20 years of military government. The death of a President- elect and the impeachment of another President, as well as frequent turnovers at and immediately below the cabinet level, particularly in the economic area, have contributed to the absence of a coherent and consistent policy to confront Brazil's economic problems. While the free market and liberalization measures of recent years have enjoyed broad political and public support, some important political factions remain opposed to significant elements of the reform program, including, in particular, the Workers' Party, headed by Mr. Luiz Inacio Lula da Silva, the runner-up in the 1989 Presidential elections and a candidate in the Presidential elections held on October 3, 1994. Mr. Fernando Henrique Cardoso, the former Finance Minister, was elected as the new President and took office on January 1, 1995 for a four year term. Mr. Cardoso is expected to continue to pursue the adoption of free market and economic liberalization measures similar to those undertaken in recent years, although there can be no assurance that such measures will be adopted or, if adopted, that they will be successful.

Controls on Foreign Investments

     Brazil generally requires governmental approval for the repatriation of capital and income by foreign investors. Although such approvals are usually given, there can be no assurance that such approvals will be forthcoming in the future. In addition, the government may impose temporary restrictions on foreign capital remittances abroad, if there is a deterioration in the balance of payments or for other reasons. The Company could be adversely affected by delays in, or a refusal to grant, any required governmental approval for repatriation of capital from Venbo. There can be no assurance that additional or different restrictions or adverse policies applicable to Venbo will not be imposed in the future, or as to the duration or impact of any such restrictions or policies.

Accounting Reporting Standards

     Companies in Brazil are subject to accounting, auditing and financial standards and requirements that differ, in some cases significantly, from those applicable to companies in the United States. In particular, inflation accounting rules may require for both tax and accounting purposes that certain assets and liabilities be restated using an index established by the government in order to express such items in terms of currency of constant purchasing power. However, the official index for price level restatement varies from year to year and may more accurately reflect actual inflation rates in one year than in another year. Consequently, the financial statements of Venbo included in this Prospectus, expressed in reais although prepared in accordance with U.S. GAAP, may not accurately reflect all inflationary distortions in such financial statements.

     Risks Relating to the Company Generally

Impact on Market Price Resulting from
Substantial Number of Shares Eligible for Future Sale

     There are currently 1,114,861 shares of the Company's Common Stock eligible for sale by certain stockholders under Rule 144, promulgated under the Securities Act. Of such 1,114,861 shares, 618,677 shares are owned by the directors and executive officers of the Company prior to the Acquisition and their respective affiliates (the "Affiliated Trinity Stockholders"). Of the 618,677 shares of the Company's Common Stock owned by the Affiliated Trinity Stockholders, 369,691 shares will be eligible for sale following the expiration of three months from consummation of the Acquisition. The remainder of such shares (248,986), owned by Lawrence Burstein who remained as a director of the Company subsequent to the Acquisition, will be subject to the limitations upon sales by affiliates, discussed below. Under Rule 144, promulgated under the Securities Act, an affiliate of an issuer may, every three months, sell, in ordinary brokerage transactions or in transactions directly with a market maker, an amount equal to the greater of one percent of the issuer's outstanding common stock or the average weekly trading volume during the four calendar weeks prior to the sale.

     An additional 4,704,123 shares of the Company's Common Stock, being, respectively, 1,046,422 shares issued to Shampi in connection with the Acquisition (the "Shampi Shares"), 3,115,701 shares sold in the Private Placement (the "Private Placement Shares"), 510,000 shares issued in exchange for the quotas of each of the Acquired Companies (the "Acquired Companies' Shares") and 32,000 shares issued to a fast food restaurant consultant (the "Consultant's Shares"), are outstanding. The Company, pursuant to contractual obligations, has registered both the Shampi Shares and the Private Placement Shares under the Securities Act. As a consequence of the effectiveness of such registration on April 29, 1996, the Private Placement Shares are currently eligible for sale and the Shampi Shares, by contractual restrictions discussed below, will become eligible for sale no earlier than September 19, 1996. The Acquired Companies' Shares and the Consultant's Shares, pursuant to contractual obligations, have been included in a registration statement under the Securities Act of which this Prospectus is a part, and will become eligible for sale as of the date of this Prospectus.

     In addition, there are also outstanding warrants to purchase 4,657,780 shares (inclusive of 510,000 shares issuable upon exercise of warrants held by the underwriters of the IPO).

     Shampi has agreed with the Company that it will not sell, pledge, transfer or otherwise dispose of the Shampi Shares until September 19, 1996. Thereafter, Shampi may sell the Shampi Shares, or any portion thereof, at any time, subject, however, to the Company's prior repayment of the Trademarks Purchase Price.

     The sale of any of these shares could have an adverse effect on the future market price of the Company's Common Stock.

Control by Certain Stockholders

     Shampi and the Private Placement purchasers, collectively, own approximately 58.5% of the currently outstanding shares of the Company's Common Stock. Shampi (which is wholly-owned by Peter van Voorst Vader, a citizen of Holland), with its direct ownership of approximately 13.7% of such outstanding shares, will be able to influence the election of the Company's Board and thereby influence or direct the policies of the Company. Simultaneously with the consummation of the Acquisition, the Affiliated Trinity Stockholders entered into a voting agreement with Shampi. Subject to certain exceptions, the voting agreement provides that there shall be not less than five directors of the Company and Shampi shall have the right to designate three of such directors and the Affiliated Trinity Stockholders shall have the right to designate two of such directors. All parties to the voting agreement agreed to vote all of their shares of the Company's Common Stock in favor of the nominees for director designated in accordance with the foregoing provisions. The Company is not aware of any agreements, understandings or other arrangements that may have been entered into among the several participants in the Private Placement with respect to their representation upon the Company's Board or to otherwise seek to influence the conduct of the Company's affairs subsequent to the consummation of the Acquisition.

No Dividends

     The Company has never paid cash dividends on its Common Stock, and the Company does not anticipate paying cash dividends in the foreseeable future. The Company intends to reinvest any funds that might otherwise be available for the payment of dividends in further development of its business.

Possible Volatility of Stock Price

     The fast food market is highly competitive. Announcements by competitors of their commencement or intention to commence operations or to open additional stores in Brazil could cause the market price of the Company's Common Stock to fluctuate substantially. Broad market fluctuations, earnings and other announcements of other companies, general economic conditions or other matters unrelated to the Company and outside its control also could affect the market price of the Company's Common Stock.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60621. Copies of such material may be obtained from the Public Reference Section of the Commission at prescribed rates by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Incorporated herein by reference are the following documents filed by the Company with the Commission (File No. 0-23278) under the Exchange Act:

     (a) The Company's Annual Report on Form 10-K/A-1 for its fiscal year ended August 31, 1995 (the "Trinity 10-K Report");

     (b) The Company's Transition Report on Form 10-Q/A for the four month period ended December 31, 1995;

     (c) The Company's Quarterly Report on 10-Q/A for the three months ended March 31, 1996;

     (d) The Company's definitive Proxy Statement dated February 12, 1996, relating to the Acquisition (the "Trinity Acquisition from Proxy Statement");

     (e) The Company's Current Report on Form 8-K dated June 21, 1996, relating to its acquisition of the Acquired Companies; and

     (f) The Company's Registration Statement on Form 8-A for a description of the Common Stock.

     All documents filed by the Company with the Commission pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent hereto, but prior to the termination of this offering, shall be deemed to be incorporated herein by reference and to be a part hereof from their respective dates of filing.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated into this Prospectus by reference (other than the exhibits to such documents). Requests or such copies should be directed to Marcos Bastos Rocha, Chief Financial Officer, Brazil Fast Food Corp., Praia do Flamengo, 200- 22o. Andar, CEP 22210-030, Rio de Janeiro, Brazil; telephone number 55 21 285-2424.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the Selling Stockholders. Rucker acquired its shares in exchange for all of the outstanding capital shares (quotas) of each of Bigburger Sao Paulo Lanchonetes Ltda. and Bigburger Goiania Lanchonetes Ltda. (hereinabove referred to, collectively, as the Acquired Companies). Mr. Bibicoff acquired his shares in exchange for non-financial consulting services. These shares were acquired by the Selling Stockholders absent registration under the Securities Act, in each instance by reason of the exemption from such registration afforded by the provisions of Section 4(2) thereof and Regulation D promulgated thereunder. The Company will receive no proceeds from the sale of the Shares by the Selling Stockholders.

                                                                                Beneficial
                              Beneficial               Number of Shares         Ownership
                              Ownership                of                       of Shares of            Percentage of
                              of Shares of             Common Stock             Common                  Common
Name of Selling               Common Stock at          Offered                  Stock After the         Stock After the
Stockholder                   June 30, 1996            for Sale                 Offering                Offering
- -----------------------------------------------------------------------------------------------------------------------
Rucker Holdings                510,000                  510,000                    -                       -
Corporation

Harvey Bibicoff                 10,000                   10,000                    -                       -

     The Selling Stockholders, or their pledgees, donees, transferees or other successors, may sell the Common Stock in any of three ways: (i) through broker-dealers; (ii) through agents or (iii) directly to one or more purchasers. The distribution of the Common Stock may be effected from time to time in one or more transactions (which may involve crosses or block transactions) (A) in the over-the-counter market, or (B) in transactions otherwise than in the over-the-counter market. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholders may effect such transactions by selling the Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or commissions from purchasers of the Common Stock for whom they may act as agent (which discounts, concessions or commissions will not exceed those customary in the types of transactions involved). The Selling Stockholders and any broker-dealers or agents that participate in the distribution of the Common Stock might be deemed to be underwriters, and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

                                  LEGAL OPINION

     The legality of the Common Stock offered hereby will be passed upon for the Company by Parker Duryee Rosoff & Haft A Professional Corporation, 529 Fifth Avenue, New York, New York 10017. Members of Parker Duryee Rosoff & Haft, beneficially own shares of the Company's Common Stock, as well as certain of its Class A and Class B Redeemable Common Stock Purchase Warrants (aggregating less than 17% of any thereof).

                                     EXPERTS

     The financial statements of Trinity as of August 31, 1995 and 1994, and for the years ended August 31, 1995 and 1994, and for the periods from inception (September 16, 1992) to August 31, 1993 incorporated by reference in this Prospectus from the Trinity 1995 10-K Report have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, which are incorporated herein by reference and have been so incorporated in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Venbo as of December 31,1995 and December 31, 1994 and for each of the years in the three year period ended December 31, 1995 incorporated by reference in this Prospectus have been audited by KPMG Peat Marwick, independent public accountants, as indicated in their reports with respect thereto from the Trinity Acquisition Transaction Proxy Statement, which are incorporated herein by reference and have been so incorporated and are included herein in reliance upon the authority of said firm as experts in accounting and auditing. The reports of KPMG Peat Marwick covering the aforementioned financial statements contain an explanatory paragraph which cites Venbo's dependence on past and continuing financial support of its then sole shareholder.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses in connection with the offering described in the Registration Statement:

     Registration Fee............................................  $   941.38
     Accounting Fees and Expenses................................    3,000.00
     Legal Fees and Expenses.....................................    4,500.00
     Printing and Reproduction ..................................      500.00
     Miscellaneous ..............................................       58.62
                                                                   ----------
                              Total Expenses.....................  $ 9,000.00
                                                                   ==========


Item 15.  Indemnification of Directors and Officers

     Article SEVENTH of the Certificate of Incorporation of Brazil Fast Food Corp. (the "Registrant") provides with respect to the indemnification of directors and officers that the Registrant shall indemnify to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Section grants the Registrant power to indemnify. Article TENTH of the Certificate of Incorporation of the Registrant also provides that no director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2), acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law or (4) a transactions from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the ability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of Delaware General Corporation Law, as amended from time to time.

     Section 145 of Delaware Corporation Law provides, inter alia, that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative or in defense of any claim, issue, or matter therein (hereinafter, a "Proceeding"), by reason of the fact that he is or was a director, officer, employee or agent of a corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (collectively an "Agent" of the corporation), he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

     Section 145 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened Proceeding by reason of the fact that he is or was an Agent of the corporation, against expenses (including attorney's fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, that in an action by or in the right of the corporation, the corporation may not indemnify such person in respect of any claim, issue, or matter as to which he is adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such proceeding was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is reasonably entitled to indemnity.


Item 16.  Exhibits

     5            Opinion of Parker Duryee Rosoff & Haft
     13(a)        Annual Report on Form 10-K for Registrant's fiscal
                  year ended August 31, 1995
     13(b)        Annual Report on Form 10-K/A-1 for Registrant's
                  fiscal year ended August 31, 1995
     23(a)        Consent of KPMG Peat Marwick
     23(b)        Consent of Arthur Andersen LLP
     23(c)        Consent of Parker Duryee Rosoff &
                  Haft (included in  Exhibit 5 hereof)

Item 17.  Undertakings

     The undersigned Registrant hereby undertakes:

     (1) That for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration

Statement or any material change to such information in the Registration Statement.

     (3) To remove from registration any means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that is incorporated by reference in the Registration Statement, shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to Item 15 of this Part II to the Registration Statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and State of Rio de Janeiro, Country of Brazil, on the 3rd day of July, 1996.

                                              BRAZIL FAST FOOD CORP.


                                              By: /s/Peter van Voorst Vader
                                                     Peter van Voorst Vader
                                                     Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter van Voorst Vader and Lawrence Burstein, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


     Signature                          Title                       Date
     ---------                          -----                       ----
                               Chief Executive Officer
                               (Principal Executive
/s/Peter van Voorst Vader      Officer) and Officer
Peter van Voorst Vader         and Principal Director            July 3, 1996

                               Chief Financial Officer
                               (Principal Financial
/s/Marcos Bastos Rocha         and Accounting Officer)           July 3, 1996
Marcos Bastos Rocha

Omar Carneiro de Cunha         Chairman of the Board

Arnaldo Bisoni                 Director

/s/Ian S. Barnett              Director                          July 3, 1996
Ian S. Barnett

/s/Lawrence Burstein           Director                          July 3, 1996
Lawrence Burstein